UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 25, 2007
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
NO CHANGE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry Into a Material Definitive Agreement
Item 7.01	Regulation FD Disclosure
Item 9.01	Financial Statements and Exhibits
SIGNATURES
Exhibit 99.1

Item 1.01 Entry Into a Material Definitive Agreement
     On May 25, 2007, Lions Gate Entertainment Inc. (“LGEI”), a wholly owned subsidiary of the registrant, Lions Gate Entertainment Corp. (the “Company”), closed on a joint venture transaction and related agreements (the “Transactions”) that will allow LGEI to diversify its capital sources for theatrical motion picture production and distribution. Set forth below is a description of certain significant terms of the Transactions. This description is qualified in its entirety by reference to the full text of the transaction documents that will be filed by the Company. As part of the Transactions, LGEI has acquired membership interests in LG Film Finance I, LLC (“FilmCo”), a newly formed special purpose entity equally owned by LGEI and Pride Pictures, LLC (“FundCo”). LGEI and FundCo have committed to make capital contributions to FilmCo pursuant to the terms of FilmCo’s limited liability company agreement. The proceeds of LGEI’s and FundCo’s capital contributions to FilmCo will allow FilmCo to purchase rights in and to motion pictures meeting certain criteria (“Covered Pictures”), which Covered Pictures have been produced or acquired by Lions Gate Films Inc. (“LGFI”), a wholly owned subsidiary of the Company.
     The terms and conditions of the purchase and sale of rights to such Covered Pictures are set forth in a Master Covered Picture Purchase Agreement (the “Purchase Agreement”) between LGFI and FilmCo. Under the Purchase Agreement, LGFI will sell, and FilmCo will acquire, 100% of LGFI’s and its affiliates’ rights, excluding certain retained rights, in Covered Pictures until FilmCo has acquired 23 Covered Pictures and, in certain events, up to three sequels, or a stated period has expired. FilmCo’s purchase price for each Covered Picture it acquires under the Purchase Agreement will include the production cost or acquisition cost of each such motion picture, and distribution costs, including print and advertising expenses, co-financing participations, talent participations, and residuals. FilmCo’s payment of each Covered Picture’s purchase price will be funded by capital contributions to FilmCo from its members, LGEI and FundCo.
     Also as part of the Transactions, FundCo raised $204 million from investors not affiliated with the Company consisting of senior debt (“FundCo Senior Debt”), subordinated debt (“FundCo Sub-Debt”) and equity (“FundCo Equity”). Net proceeds of the FundCo Senior Debt, FundCo Sub-Debt and FundCo Equity will be used, among other things, to fund FundCo’s capital contributions to FilmCo for the purpose of enabling FilmCo to purchase Covered Pictures from LGFI.
     For each Covered Picture purchased by FilmCo from LGFI, LGFI will act as exclusive distributor pursuant to the terms of a Master Distribution Agreement (the “Distribution Agreement”). Subject to the terms and conditions of the Distribution Agreement, FilmCo has granted to LGFI in perpetuity a world-wide, exclusive, all-media license to exploit all of FilmCo’s rights in the Covered Pictures that FilmCo acquires under the Purchase Agreement. Proceeds collected by LGFI (or an affiliate thereof) as distributor of such Covered Pictures are required to be paid over to designated accounts and on monthly settlement dates, will be paid by LGFI to FilmCo (net of LGFI’s distribution fees and distribution costs and expenses to the extent incurred and not otherwise recouped). Estimated amounts of FundCo’s share of receipts (net of LGFI’s distribution fee and distribution costs and expenses incurred) are required to be paid over to a designated FilmCo account on a weekly basis pursuant to the terms of the Distribution Agreement and which will be settled and trued up on the monthly settlement dates.
     In connection with the Transactions, the Company is guaranteeing to FilmCo the performance of LGEI under FilmCo’s limited liability company agreement, of LGFI under the Purchase Agreement and the Distribution Agreement, and of LGEI and LGFI under an intercreditor agreement among LGEI, LGFI, JPMorgan Chase Bank, N.A., and FilmCo.
     Goldman, Sachs & Co. and Jefferies & Company acted as co-placement agents for the issuance of the FundCo Equity and FundCo Sub-Debt and Goldman Sachs Credit Partners L.P. and JPMorgan Securities Inc. acted as joint book runners for the FundCo Senior Debt.
     The holders of the FundCo Equity are not, by virtue of this investment, investors in the Company or any of the Company’s subsidiaries.
Item 7.01 Regulation FD Disclosure
     The information in this Item 7.01 of this Form 8-K, including the exhibit attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose. Such information shall not be deemed incorporated by reference into any filing regardless of any general incorporation language in such filing.
     On May 29, 2007, the Company issued a press release announcing it has closed a theatrical slate financing deal with investment bankers Goldman Sachs, Jefferies & Co. and JP Morgan Chase, which headed the syndicate of banks. The press release is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
     99.1 Press release.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2007

	By:	/s/ James Keegan
		Name:	James Keegan
		Title:	Chief Financial Officer